Exhibit 5.1

(HALLETT & PERRIN, P.C. LETTERHEAD)

Direct Dial (214) 992-4156 Direct Fax (214) 922-4144 lhardenburg@hallettperrin.com

November  30, 2004

The viaLink Company
13155 Noel Road
Dallas, Texas 75240

Re:	The viaLink Company Registration Statement on Form S-4 File No. 333-118735

Gentlemen:

     We have acted as securities counsel to The viaLink Company, a Delaware corporation (the “Company”), in connection with the preparation of the above-referenced Registration Statement on Form S-4 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about August 30, 2004. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of warrants (the “Warrants”) to purchase shares of common stock, $.001 par value of the Company (“Common Stock”), and 115 shares of the Company’s Series E preferred stock, $.001 par value (the “Series E Shares”), 24 shares of the Company’s Series F preferred stock, $.001 par value (“Series F Shares”), 3,190,734 shares of Common Stock (the “Common Shares”), 695,000 shares of Common Stock issuable upon conversion of the Series E Shares and the Series F Shares (the “Convertible Common Shares”) and 261,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), to be issued in connection with the merger of Prescient Systems, Inc. and a subsidiary of the Company. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation and the Bylaws of the Company, as amended, (ii) certain resolutions of the Board of Directors of the Company relating to the registration of the Warrants, the Series E Shares, the Series F Shares, the Common Shares, the Convertible Common Shares and the Warrant Shares, (iii) the Registration Statement, and (iv) such other documents as we have deemed necessary or appropriate as bases for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     On the basis of and in reliance upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions contained herein, we are of the opinion that:

     1. The Series E Shares, the Series F Shares and the Common Shares, when issued in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated as of May 25, 2004 (the “Merger Agreement”), by and among the Company, viaLink Acquisition, Inc., a direct, wholly-owned subsidiary of the Company, and Prescient Systems, Inc., will be validly issued, fully paid and nonassessable.

     2. The Warrants, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

     3. The Convertible Common Shares, when issued in accordance with the terms of the applicable shares of preferred stock of the Company, will be validly issued, fully paid and non-assessable.

     4. The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

     The opinions set forth above are subject to the effect of (i) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors’ rights generally, (ii) general principles of equity that may limit the enforceability of any of the remedies, covenants or other provisions of the Warrants, and (iii) the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or effect the enforcement of creditors’ rights generally.

     We express no opinion as to (i) any provision of the Warrants regarding the remedies available to any person (A) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Warrants, or (B) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Warrants.

The viaLink Company
November 30, 2004

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely, Hallett & Perrin, P.C.

LMH/vmpm